Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration Statement No. 333-282976

March 4, 2025

PROSPECTUS SUPPLEMENT NO. 2

ACUREN CORPORATION

128,737,434 Shares of Common Stock
18,264,876 Warrants
1,000,000 Shares of Series A Preferred Stock

This prospectus supplement amends the prospectus dated December 16, 2024, as supplemented by Prospectus Supplement No. 1 dated January 31, 2025 (as supplemented, the “Prospectus”), of Acuren Corporation, a Delaware corporation (the “Company”), that relates to shares of the Company’s common stock warrants and Series A Preferred Stock (including shares of common stock issuable upon the exercise of the warrants, conversion of the Series A Preferred Stock and exercise or settlement of options and restricted stock units), into which the ordinary shares, warrants and Founder Preferred Shares of the Company when it was incorporated with limited liability under the laws of the British Virgin Islands were converted in connection with the change of the Company’s jurisdiction of incorporation from the British Virgin Islands to the State of Delaware, effective as of December 16, 2024, as more fully described in the Prospectus.

This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Current Report on Form 8-K filed with the SEC on March 4, 2025, as set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Shares of common stock of the Company trade on the NYSE American under the symbol “TIC”. On March 3, 2025, the closing price of the shares of common stock was $12.50.

Investing in the Company’s common stock involves risks. See “Risk Factors” beginning on page 10 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is March 4, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 28, 2025

Date of Report (date of earliest event reported)

Acuren Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-42524	66-1076867
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14434 Medical Complex Drive, Suite 100

Tomball, Texas 77377

(Address of principal executive offices and zip code)

(800) 218-7450

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2025, Lourinda St. John, Chief Human Resources Officer of Acuren Corporation (the “Company”), notified the Company that, due to personal reasons, she intends to resign from her current title and roles at the Company and all of its subsidiaries effective April 7, 2025. Ms. St. John’s resignation was not the result of any disagreement with the Company and she will assist with the transition of her duties until April 15, 2025.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acuren Corporation

Date: March 4, 2025	By:	/s/ Fiona Sutherland
	Name:	Fiona Sutherland
	Title:	General Counsel and Corporate Secretary

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